UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2012, Resource America, Inc. (NASDAQ: REXI) (the “Company”) entered into the Second Amendment (the “Amendment”) to the Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) between the Company and TD Bank, N.A., for itself and as agent for the lenders named therein.  Capitalized terms used in this Item 1.01 but not defined shall have the meaning set forth in the Amendment or the Loan and Security Agreement.

The Amendment (i) joins certain recently formed subsidiaries of the Company as guarantors under the Loan and Security Agreement, (ii) provides the consent of TD Bank, N.A., for itself and as agent for the lenders, for the previously announced pending sale by the Company of Apidos Capital Management, LLC (“Apidos”) and (iii) provides that the Apidos sale will not result in a reduction in the maximum revolving credit amount, which will remain $7,500,000, nor an obligation to prepay the revolving credit loan.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached as an exhibit and incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

10.1	Second Amendment to the Amended and Restated Loan and Security Agreement and Joinder to Loan Documents dated as of February 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Dated: February 15, 2012	By: /s/ Thomas C. Elliott Name: Thomas C. Elliott Its: Senior Vice President and Chief Financial Officer